Christian Dunleavy Appointed
Chief Underwriting Officer of Aspen Reinsurance

Emil Issavi to Leave Aspen Reinsurance and Joins Ryan Specialty Group
and its subsidiaries RSG Underwriting Managers and Ryan Re
Underwriting Managers as Senior Executive

Hamilton, Bermuda and Chicago, IL- May 30, 2019 - Aspen Insurance Holdings Limited (“Aspen”) and Ryan Specialty Group, LLC (“RSG”) announced today that Emil Issavi, previously President and Chief Underwriting Officer and Managing Director of the Americas, Aspen Re, is leaving Aspen to become a senior executive of RSG, RSG Underwriting Managers, LLC (“RSGUM”) and Ryan Re Underwriting Managers, LLC (“Ryan Re”), an RSG affiliate company.

Mark Cloutier, Executive Chairman and Group Chief Executive Officer of Aspen, commented: “I want to thank Emil for his many contributions to Aspen over the last 12 years. Emil has been instrumental in helping us build a strong reinsurance platform with a talented team, positioning Aspen well for continued success. We wish him all the best with his new opportunity and look forward to maintaining a close working relationship with him in his new role.”

Patrick G. Ryan, Founder, Chairman, and Chief Executive Officer of RSG, commented: “We are pleased to welcome Emil to Ryan Specialty Group as a senior executive of RSG, RSGUM, our managing general underwriting division, and Ryan Re, our new reinsurance managing general underwriter. Emil brings deep knowledge and insights to the role with his 25 years in the reinsurance business. With Emil’s long and impressive career at Aspen, we look forward to expanding our strong relationship with Aspen.”

Aspen announced that Christian Dunleavy, currently Managing Director, Aspen Re and Chief Executive Officer and Chief Underwriting Officer of Aspen Bermuda Limited, will succeed Emil Issavi as Chief Underwriting Officer of Aspen Re and will also join Aspen’s Executive Committee with immediate effect.

In addition, Peter Emblin, currently Managing Director, London & Global Head of Specialty, Aspen Re, has been appointed Senior Managing Director, Aspen Re.

Mark Cloutier added, “I look forward to working closely with Christian and Peter in their new roles as they oversee our successful Aspen Re business. Christian and Peter have both served in a number of senior leadership roles within Aspen Re, and we have the utmost confidence in their ability to continue driving the business forward. Their appointments not only provide continuity for our customers, trading partners and associates but also illustrates the depth of talent and experience within our group.”

Biographical Information

Christian Dunleavy

Christian Dunleavy is appointed Chief Underwriting Officer, Aspen Re with immediate effect. He has served as Chief Executive Officer of Aspen Bermuda Limited since May 2019 and Chief Underwriting Officer of Aspen Bermuda Limited since May 2017. Christian joined Aspen Re in September 2015 as Head of Global Property Catastrophe. He had previously been at Axis Reinsurance where he was a Senior Vice President, responsible for U.S. Property Treaty, Caribbean Property and Workers Compensation Catastrophe business. Prior to joining Axis in 2002, Christian was a Senior Analyst at RenaissanceRe, responsible for multiperil modeling, pricing and portfolio analysis. Christian is a Director of the Association of Bermuda International Companies and an Independent Director of Colonial Group International.

Peter Emblin

Peter Emblin is appointed Senior Managing Director, Aspen Re, with immediate effect. Peter joined Aspen in September 2009 to establish a dedicated reinsurance platform in Latin America. In early 2011 he became the head of Specialty Reinsurance London, and also assumed responsibility for our reinsurance business in Asia and the Middle East in August of the same year. Peter was appointed Managing Director for London & Global Head of Specialty, Aspen Re in June 2017. Peter previously was Managing Director at Swiss Re, leading their Latin American region for both Property, Casualty and Life business as well as heading the treaty business for the large national accounts sector in the US. Before this, Peter spent time with Munich Re in various senior marketing and underwriting positions in both New York and Munich. He is a Chartered Insurer and a member of the Chartered Insurance Institute.

- ENDS -

NOTES TO EDITORS:

About Aspen Insurance Holdings Limited

Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Australia, Bermuda, Canada, Ireland, Singapore, Switzerland, the United Arab Emirates, the United Kingdom and the United States. For the year ended December 31, 2018, Aspen reported $12.5 billion in total assets, $7.1 billion in gross reserves, $2.7 billion in total shareholders’ equity and $3.4 billion in gross written premiums. Aspen's operating subsidiaries have been assigned a rating of “A” by Standard & Poor’s Financial Services LLC, an “A” (“Excellent”) by A.M. Best Company Inc. and an “A2” by Moody’s Investors Service, Inc. For more information about Aspen, please visit www.aspen.co.

About Ryan Specialty Group, LLC

Ryan Specialty Group, LLC is an international specialty insurance organization which includes a wholesale brokerage firm (RT Specialty) and highly-specialized managing general underwriting companies (RSG Underwriting Managers) designed specifically for agents, brokers and insurers. www.ryansg.com

Cautionary Statement Regarding Forward-Looking Statements:

This communication and other written or oral statements made by or on behalf of Aspen contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are made under the “safe harbor” provisions of The Private Securities Litigation Reform Act of 1995. In particular, statements using words such as “may,” “seek,” “will,” “likely,” “assume,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “do not believe,” “aim,” “predict,” “plan,” “project,” “continue,” “potential,” “guidance,” “objective,” “outlook,” “trends,” “future,” “could,” “would,” “should,” “target,” “on track” or their negatives or variations, and similar terminology and words of similar import, generally involve future or forward-looking statements. Forward-looking statements reflect Aspen’s current views, plans or expectations with respect to future events and financial performance. They are inherently subject to significant business, economic, competitive and other risks, uncertainties and contingencies. The inclusion of forward-looking statements in this or any other communication should not be considered as a representation by Aspen or any other person that current plans or expectations will be achieved. Forward-looking statements speak only as of the date on which they are made, and Aspen undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as otherwise required by law.

There are or will be important factors that could cause actual results to differ materially from those expressed in any such forward-looking statements, including, but not limited to, factors affecting future results disclosed in Aspen’s filings with the SEC, including but not limited to those discussed under Item 1A, “Risk Factors” in Aspen’s Annual Report on Form 10-K for the year ended December 31, 2018 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, each of which is incorporated herein by reference.

For media enquiries, please contact:

Aspen Insurance Holdings:
Peter Krinks, +44 20 7184 8544
Senior Communications Manager
Peter.krinks@aspen.co

Ryan Specialty Group:
Alice Phillips Topping +1 312 635 5976
Chief Marketing and Communications Officer
Alice.topping@ryansg.com